Exhibit 99.1

Personalis Reports Third Quarter 2024 Financial Results

41% Year-over-Year Increase in Revenue Driven by Strong Biopharma Growth of 96%

Raising 2024 Revenue Guidance Due to Accelerating Growth

Cash Balance of $143.7 Million Extends Expected Runway Into First-Half of 2027

FREMONT, Calif. – November 6, 2024 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the third quarter ended September 30, 2024, and provided recent business accomplishments.

Recent Business Accomplishments

•
Raised approximately $35.0 million in net financing proceeds from Tempus AI, Inc. (Tempus), consisting of $18.4 million from Tempus’ exercise of all its common stock warrants, at an average price of $2.00 per share, and $16.6 million net of expenses, from Tempus’ purchase of common stock at a price of $5.07 per share
•
Raised an additional $27.2 million in net proceeds from selling common stock under the Company’s At-The-Market (ATM) program at a weighted-average price of $5.84 per share
•
Delivered 945 total molecular tests in the third quarter of 2024, a 68% increase compared with the prior quarter
•
Highlighted clinical performance of NeXT Personal® at the European Society of Medical Oncology (ESMO) Congress 2024 in Barcelona, Spain:
o
Significant results from the TRACERx study presented by Professor Charles Swanton of University College London and the Francis Crick Institute with an expanded study cohort of non-small cell lung cancer (NSCLC) patients with strong detection rates for residual cancer in the challenging landmark period (first 10 to 120 days immediately after surgery)
o
Compelling data for late-stage cancer patients on immunotherapy presented by Dr. Rodrigo Toledo of the Vall d’Hebron Institute of Oncology that accurately linked significant decreases in ctDNA levels in response to immunotherapy to longer overall survival than patients who did not respond well

“Our 96% biopharma revenue growth attests to the increasing customer confidence in both our technology’s and platform’s ability to provide valuable insights into patient care. In addition, the compelling NeXT Personal data presented by our collaborators over the past year provides important clinical evidence to support obtaining Medicare coverage,” said Chris Hall, Chief Executive Officer. “As we continue to execute on our Win-in-MRD strategy, we are more confident than ever in our ability to become a leader in patient testing.”

Third Quarter 2024 Results Compared to Third Quarter 2023

•
Reported total company revenue of $25.7 million in the third quarter of 2024, an increase of 41% compared with $18.2 million
o
Revenue from pharma testing and services of $15.7 million in the third quarter of 2024, an increase of 96% compared with $8.0 million

o
Revenue from Enterprise customers of $5.3 million in the third quarter of 2024, a decrease of 33% compared with $7.8 million
o
Revenue from population sequencing for the U.S. Department of Veterans Affairs Million Veterans Program (VA MVP) of $4.4 million in the third quarter of 2024, an increase of 85% compared with $2.4 million
•
Other expense of $26.1 million in the third quarter of 2024, primarily reflecting non-cash expense of $26.0 million related to fair-value accounting for the warrants issued to Tempus
•
Net loss of $39.1 million in the third quarter of 2024, which includes a non-cash expense of $26.0 million related to fair-value accounting for the warrants issued to Tempus, compared with $29.1 million
•
Cash, cash equivalents, and short-term investments of $143.7 million as of September 30, 2024; includes $62.2 million of net financing proceeds from Tempus exercising their warrants for $18.4 million, $16.6 million of net financing proceeds from Tempus purchasing additional common stock, and $27.2 million of net financing proceeds from sales of common stock under the ATM program

Fourth Quarter and Revised Full Year 2024 Outlook

Personalis expects the following for the fourth quarter of 2024:

•
Total company revenue in the range of $15 to $16 million
•
Revenue from pharma tests, enterprise sales, and other customers in the range of $15 to $16 million
•
Revenue from population sequencing is expected to be zero due to completion of the prior VA MVP task order

Personalis expects the following for the full year of 2024:

•
Total company revenue in the range of $83 to $84 million, an increase from prior guidance of $79 to $81 million
•
Revenue from pharma tests, enterprise sales, and all other customers in the range of $76 to $77 million, an increase from prior guidance of $71 to $73 million
•
Revenue from population sequencing of approximately $7 million, a decrease from prior guidance of $8 million
•
Net loss of approximately $85 million, which includes approximately $18 million of net, non-cash expense from the warrants issued to Tempus
•
Cash usage in the range of $53 to $55 million, a decrease from prior guidance of $60 million

Webcast and Conference Call Information

Personalis will host a conference call to discuss the third quarter of 2024 financial results after market close on Wednesday, November 6, 2024, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 877-451-6152 for domestic callers or 201-389-0879 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company's website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ fourth quarter and full year 2024 outlook for revenue, net loss, and cash usage, the attributes, advantages or clinical validity of the NeXT Personal Dx test, Personalis’ continued acceleration of adoption of the NeXT Personal Dx test for patient testing and Personalis’ ability to become a market leader in patient testing, and Personalis’ obtaining Medicare coverage. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from Natera, Moderna, and the U.S. Department of Veterans Affairs Million Veterans Program; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT Personal Dx test, the rate of adoption and use of the NeXT Personal Dx test, Personalis’ ability to obtain Medicare coverage and reimbursement, the success of Personalis’ clinical sales team and Tempus’ sales and marketing efforts, the expected benefits or success of Personalis’ relationships with research collaborators, and the impact of Personalis’ abstract presentations at the ESMO conference. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 28, 2024, as updated by Personalis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, being filed with the SEC today. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$25,709	$18,247	$67,814	$53,806
Costs and expenses
Cost of revenue	16,964	14,766	45,539	40,803
Research and development	11,683	16,738	37,411	51,163
Selling, general and administrative	11,444	11,971	35,019	38,202
Lease impairment	—	5,565	—	5,565
Restructuring and other charges	—	—	—	4,037
Total costs and expenses	40,091	49,040	117,969	139,770
Loss from operations	(14,382)	(30,793)	(50,155)	(85,964)
Interest income	1,384	1,706	3,879	4,424
Interest expense	(7)	(15)	(25)	(101)
Other income (expense), net (1)	(26,081)	32	(18,544)	7
Loss before income taxes	(39,086)	(29,070)	(64,845)	(81,634)
Provision for income taxes	3	28	14	78
Net loss	$(39,089)	$(29,098)	$(64,859)	$(81,712)
Net loss per share, basic and diluted	$(0.64)	$(0.60)	$(1.19)	$(1.71)
Weighted-average shares outstanding, basic and diluted	61,051,350	48,694,324	54,708,205	47,701,369

(1) Includes related party other expense of $26.0 million and $18.3 million for the three and nine months ended September 30, 2024, respectively, as a result of increases since December 31, 2023 in the fair value of the warrants issued to Tempus AI, Inc. (Tempus).

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Pharma tests and services	$15,698	$7,997	$38,707	$20,413
Enterprise sales	5,264	7,812	21,194	24,656
Population sequencing	4,431	2,400	7,211	8,405
Other	316	38	702	332
Total revenue	$25,709	$18,247	$67,814	$53,806

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$75,800	$56,984
Short-term investments	67,851	57,195
Accounts receivable, net	13,474	17,730
Inventory and other deferred costs	8,489	10,474
Prepaid expenses and other current assets	4,663	4,361
Total current assets	170,277	146,744
Property and equipment, net	50,231	57,366
Operating lease right-of-use assets	16,816	17,852
Other long-term assets	2,563	3,137
Total assets	$239,887	$225,099
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,450	$14,920
Accrued and other current liabilities (1)	20,535	23,941
Contract liabilities	3,428	3,288
Short-term warrant liability	—	5,085
Total current liabilities	36,413	47,234
Long-term operating lease liabilities	35,601	38,321
Long-term warrant liability	—	4,942
Other long-term liabilities (2)	1,112	5,161
Total liabilities	73,126	95,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 70,638,190 and 50,480,694 shares issued and outstanding, respectively	7	5
Additional paid-in capital	700,232	598,364
Accumulated other comprehensive income (loss)	87	(222)
Accumulated deficit	(533,565)	(468,706)
Total stockholders’ equity	166,761	129,441
Total liabilities and stockholders’ equity	$239,887	$225,099

(1) Includes related party current liabilities of $1.7 million as of September 30, 2024.
(2) Includes related party long-term liabilities of $0.6 million as of September 30, 2024.